UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) October 5, 2011

ROCK-TENN COMPANY

(Exact name of registrant as specified in its charter)

Georgia	1-12613	62-0342590

(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

504 Thrasher Street, Norcross, Georgia	30071

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (770) 448-2193

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.   Other Events.

On October 5, 2011, Rock-Tenn Company (“RockTenn”) issued a press release announcing that it has reached an agreement to settle the class action lawsuit (the “Class Action”) against RockTenn, RockTenn CP, LLC (a wholly owned subsidiary of RockTenn that is the successor to Smurfit-Stone Container Corporation (“Smurfit-Stone”)), and former directors of Smurfit-Stone pending in the Delaware Court of Chancery (the “Court”).  As previously disclosed, the Class Action, which was filed on behalf of certain former Smurfit-Stone stockholders, alleges, among other things, that the consideration paid by RockTenn to acquire Smurfit-Stone was inadequate and unfair to Smurfit-Stone stockholders, that the February 24, 2011 preliminary joint proxy statement/prospectus contained misleading or inadequate disclosures regarding the acquisition by RockTenn of Smurfit-Stone, that the individual defendants breached their fiduciary duties in approving the acquisition by RockTenn of Smurfit-Stone and that those breaches were aided and abetted by RockTenn and Sam Acquisition, LLC (now known as RockTenn CP, LLC).  RockTenn filed a counterclaim in this case seeking a declaration that the plaintiffs are not entitled to damages or the imposition of any other remedy with respect to an error in Smurfit-Stone’s proxy statement relating to appraisal rights.  The Class Action is more fully described in RockTenn’s Quarterly Report on Form 10−Q for the period ending June 30, 2011.

Under the terms of the proposed settlement, the class will release all claims against RockTenn, RockTenn CP, LLC and former directors of Smurfit-Stone that arise out of the class members’ ownership of Smurfit-Stone shares between the dates on which the merger was agreed and consummated and that are based on the merger agreement or the acquisition, disclosures or statements concerning the merger agreement or the acquisition, or any of the matters alleged in the lawsuit.  In exchange for these releases, RockTenn will grant the former Smurfit-Stone shareholders (other than those who have already asserted their appraisal rights) the right to bring and participate in a future “quasi-appraisal” proceeding in which the Court will assess the value of a share of Smurfit-Stone common stock on a stand-alone basis as of the closing of the transaction.  The ability of former Smurfit-Stone shareholders to bring and participate in the future quasi-appraisal proceeding will be subject to a number of conditions, including returning to RockTenn an amount of cash equal to $41.26 per Smurfit-Stone share if the former shareholder voted in favor of the merger (representing approximately 73% of Smurfit-Stone shares outstanding as of the record date) or $6.26 per Smurfit-Stone share if the former shareholder either voted against the merger (representing approximately 7% of the Smurfit-Stone shares outstanding as of the record date) or abstained or did not vote with respect to the merger.  The proposed settlement is subject to a number of conditions, including final court approval following completion of a settlement hearing.  The foregoing description of the settlement agreement is qualified in its entirety by reference to the settlement agreement, which is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

In addition, RockTenn has also settled an appraisal demand regarding substantially all the Smurfit-Stone shares for which appraisal rights were asserted.  The shareholder that made this appraisal demand will receive an amount of cash per Smurfit-Stone share for which its appraisal rights were asserted equal to the per-share value of the merger consideration on the date of the merger and will not bring or participate in the future quasi-appraisal proceeding.

RockTenn intends to vigorously defend any quasi-appraisal claims that may be commenced.  RockTenn cannot currently estimate the losses, if any, that will result from these claims.  No assurance can be given that the final resolution of these claims will not be material to RockTenn.

A copy of the press release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description

99.1	Stipulation and Agreement of Compromise and Settlement, dated October 5, 2011
99.2	Press Release, dated October 5, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 5, 2011

ROCK-TENN COMPANY (Registrant)

By	/s/ Robert B. McIntosh
Name: Robert B. McIntosh
Title: Executive Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit Number and Description

99.1       Stipulation and Agreement of Compromise and Settlement, dated October 5, 2011

99.2       Press Release, dated October 5, 2011